EXHIBIT 99.1

BJ's Restaurants, Inc. Donates $534,000 to the Cystic Fibrosis Foundation From 2012 Fundraising Activities

HUNTINGTON BEACH, Calif., Jan. 24, 2013 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI), a long time supporter of the Cystic Fibrosis Foundation, announced today that the Company, in partnership with the BJ's Restaurants Foundation, raised a grand total of $534,000 for the Cystic Fibrosis Foundation during 2012 through its new restaurant grand-opening charity events, other fundraising campaigns and its Cookies for Kids program.

"For many years, BJ's has joined in the struggle to fight and eliminate Cystic Fibrosis," said Jerry Deitchle, Chairman and CEO. "On behalf of the 16,000 team members at our Company, BJ's remains steadfast in continuing our work to support the Cystic Fibrosis Foundation going forward. Additionally, BJ's is proud to continue supporting many other charitable and humanistic programs which benefit the communities and constituencies that support our restaurants through our ongoing sponsorship of the BJ's Restaurants Foundation led by its President, Rob DeLiema."

"BJ's Restaurants has been crucial to the success in our fight against Cystic Fibrosis and we are so grateful for its tireless efforts in helping fund lifesaving research," said Mike Shumard, Executive Director of the Cystic Fibrosis Foundation Orange County Chapter.  "We are humbled by the compassion and dedication of BJ's employees that has inspired more and more people to join the fight against Cystic Fibrosis."

BJ's Restaurants, Inc. currently owns and operates 130 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant &Brewhouse®, BJ's Pizza & Grill® and BJ's Grill™ brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary handcrafted beers throughout the chain. The Company's restaurants are located in Arizona (6), California (61), Colorado (4), Florida (11), Indiana (1), Kansas (1), Kentucky (1), Louisiana (1), Nevada (5), Ohio (3), Oklahoma (2), Oregon (3), Texas (28), Washington (2) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.   Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT: For further information, please contact Rob DeLiema,
         President, BJ's Restaurants Foundation
         Phone: (714) 500-2445; E-mail:rdeliema@bjsrestaurants.com